Exhibit 10.2

PURSUIT ATTRACTIONS AND HOSPITALITY, INC.

EXECUTIVE SEVERANCE PLAN

Participation Agreement

Pursuit Attractions and Hospitality, Inc. (the “Company”) is pleased to inform you, David Barry, that you have been selected to participate in the Company’s Executive Severance Plan (the “Plan”) as a Tier 1 Covered Employee. A copy of the Plan was delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan and this Participation Agreement. Any capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

In order to become a Covered Employee under the Plan, you must complete and sign this Participation Agreement and return it to Jamie Thorpe, SVP of People, no later than Tuesday, December 9, 2025.

The Plan describes in detail certain circumstances under which you may become eligible for Severance Benefits and the amount of those benefits. As described more fully in the Plan, you may become eligible for certain Severance Benefits applicable to Tier 1 Covered Employee if you experience either a CIC Involuntary Termination or a Non-CIC Involuntary Termination. For purposes of your participation in the Plan, the definitions of “Cause” and “Good Reason” shall be replaced and superseded by the following definitions:

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“Cause” means (i) your willful and continued failure to perform the required duties of your position; (ii) your breach of your fiduciary duty to the Company, and/or any of its related or subsidiary companies; (iii) your material breach of the Pursuit Attractions and Hospitality, Inc. Code of Ethics, Always Honest policy, or other code of conduct in effect from time to time, provided that any fraudulent or dishonest act shall be considered material regardless of size, which, if curable, is not cured by you within fourteen (14) days after providing written notice thereof; (iv) your willful or gross misconduct; and/or (v) your conviction or guilty plea to a felony or to a misdemeanor involving an act or acts of fraud, theft or embezzlement.
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“Good Reason” means, without your prior written consent: (i) the assignment to you of any duties materially inconsistent in any respect with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you; (ii) a ten percent (10%) or greater reduction of your Base Salary or annual bonus opportunity; (iii) the Company requiring you to be based principally at any office or location other than Denver, Colorado or a fifty (50) mile radius thereof or the Company requiring you to travel to a substantially greater extent than required immediately prior to such change; or (iv) the failure or refusal of a successor to the Company to materially assume the Company’s obligations under each material agreement between you and the Company in the event of a Change in Control. In order to invoke a termination of employment for Good Reason, you must provide written notice to the Board of the existence of one or more of the conditions described in the foregoing clauses (i) through (iv) within ninety (90) days following your knowledge of the existence of such condition or conditions, and the Company shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the

Cure Period, you must terminate employment, if at all, within ninety (90) days following the end of Cure Period in order for such termination of employment to constitute a termination of employment for Good Reason.

In addition, in the event of a Non-CIC Involuntary Termination and notwithstanding Section 4.2.1(a) of the Plan, any cash Severance Benefits related to your Base Salary will be payable in the form of a cash lump sum, subject to all other terms and conditions of the Plan.

In order to receive any Severance Benefits for which you otherwise become eligible under the Plan, you must (i) sign and deliver to the Company the Release, which must have become effective and irrevocable, (ii) resign as a member of the Board, and (iii) otherwise comply with the requirements under the Plan.

In the event of a termination of your employment due to your death or Disability, subject to you or your estate or beneficiaries, as applicable, complying with the Release requirement set forth in Section 5.1 of the Plan, you or your estate or beneficiaries, as applicable, will receive the Severance Benefits set forth in the Plan with respect to a Non-CIC Involuntary Termination, in accordance with the timing and other terms and conditions set forth in the Plan and this Participation Agreement applicable to the receipt of such Severance Benefits. For purposes hereof and your participation in the Plan, the definition of “Disability” shall be replaced and superseded by the following: “Disability” means, due to any physical or psychological incapacity, you are unable to perform all of your essential duties and responsibilities (notwithstanding the provision of any reasonable accommodation) for a period of 180 continuous days.

In accordance with the Plan, the benefits, if any, provided under the Plan and this Participation Agreement are intended to be the exclusive benefits for you related to your Involuntary Termination or a termination of your employment due to your death or Disability and shall supersede and replace, except as provided in the Plan, any severance benefits for which you otherwise would be eligible under any other Company severance policy, plan, agreement or other arrangement (whether or not subject to ERISA). Without limiting the generality of the foregoing, you agree that the Plan and this Participation Agreement together supersede and replace in its entirety that certain Amended and Restated Severance Agreement, made and entered into as of October 20, 2024, by and between you and the Company.

By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (i) you have received a copy of the Plan; (ii) you have carefully read this Participation Agreement and the Plan and you acknowledge and agree to their terms, including, but not limited to, Section 5 of the Plan; (iii) you agree that this Participation Agreement and the provisions of the Plan supersede any individual agreement between you and the Company and any other plan, policy or practice, whether written or unwritten, maintained by the Company with respect to severance benefits upon your separation from the Company; and (iv) decisions and determinations by the Administrator under the Plan shall be final and binding on you and your successors.

PURSUIT ATTRACTIONS AND HOSPITALITY, INC. /s/ Jamie Thorpe Signature Name: Jamie Thorpe Title: Senior Vice President, People Date:12/9/2025	COVERED EMPLOYEE /s/ David W. Barry Signature Name: David W. Barry Title: President and Chief Executive Officer Date:12/9/2025

Attachment: Pursuit Attractions and Hospitality, Inc. Executive Severance Plan